Certified Public Accountants

                            [Grant Thornton Fahn Kanne & Co. Letterhead Omitted]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 12, 2005 (except with respect to the share split, as to which the date is September 22, 2005), in the Amendment No. 3 to
Registration Statement on Form F-1 (File No. 333-128028) and related prospectus of Ituran Location and Control Ltd.

/s/ Fahn Kanne & Co.
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Fahn Kanne & Co
Certified Public Accountants (Isr.)
Member firm of Grant Thornton International

Tel-Aviv, Israel
September 22, 2005

Head Office:
Levinstein Tower
23 Menachem Begin Road
Tel-Aviv 66184, ISRAEL
P.O.B. 36172, 61361
Tel. 972-3-7106666
Fax. 972-3-7106660
info@gtfk.co.il
www.ftfk.co.i1